Exhibit 99.1

PRESS RELEASE

MAA ANNOUNCES CEO SUCCESSION PLAN

Germantown, TN, December 10, 2024 /PRNewswire/ -- Mid-America Apartment Communities, Inc., ("MAA") (NYSE: MAA) announced the appointment of A. Bradley Hill (48) as its President and Chief Executive Officer effective April 1, 2025, succeeding H. Eric Bolton, Jr. (68) who is retiring as Chief Executive Officer and will serve as Executive Chairman upon the effective date of the transition. The Nominating and Corporate Governance Committee of MAA’s Board of Directors plans to nominate Mr. Hill for election by shareholders to serve on the Board of Directors at the 2025 Annual Meeting of Shareholders. Mr. Bolton will continue to serve as Chairman of the Board of Directors.

Mr. Hill joined MAA in 2010 and has over 21 years of real estate experience in the areas of transactions, development, and operations. Mr. Hill is currently serving as MAA’s President and Chief Investment Officer with oversight of the company’s transactions, new development, and property operations. Mr. Hill holds a BS in Management from Tulane University and an MBA with a concentration in Finance from SMU’s Cox School of Business. He is a CFA® charterholder, a member of the Urban Land Institute (Multifamily Blue Council) and a member of the National Multifamily Housing Council (NMHC). Prior to joining MAA, Mr. Hill held senior positions with two real estate development companies.

Announcing Mr. Hill’s appointment, Alan B. Graf, Jr., Lead Independent Director said: “The Board has a strong and continuous succession planning process led by our Nominating and Corporate Governance Committee. Through that process, we considered various factors, including input from independent advisors, market and industry best practices, and potential external candidates. We also invested in and monitored development plans for potential internal candidates. We have closely observed Brad’s growth, capabilities, character and leadership style over the past several years. We are very pleased to have a successor to Eric of such caliber and are confident in Brad’s ability to lead our team in continuing to create value for our investors, residents, associates and communities. Brad will build on the exceptional leadership of Eric’s 23 years of service as Chief Executive Officer and 30 total years with MAA. MAA experienced tremendous success thanks to Eric’s clear and unwavering vision executed by a talented and dedicated team of associates. Under Eric’s leadership, MAA has delivered sector leading growth and shareholder performance over his tenure.”

Chief Executive Officer H. Eric Bolton, Jr. said: “I am pleased that Brad will succeed me as I step back from the CEO role and focus on providing strategic support and counsel to Brad and our Board. Brad’s experience, capabilities and ambition for the business ideally position him to lead MAA forward through the next era of opportunity. It has been a privilege to serve MAA as CEO and I am profoundly grateful to the Board of Directors and our associates for their commitment and support over the years as we have, together, strengthened and grown our company, positioning MAA for this next chapter of success.”

A. Bradley Hill, incoming President and Chief Executive Officer said: “I am humbled and honored to be appointed the next CEO of this tremendous organization. I want to thank the Board of Directors for placing its trust and confidence in me and I want to thank Eric for his example of selfless leadership and his continued guidance and support. Finally, to the highly talented associates that have supported me over the years, I’m excited to continue to work alongside you to build on our legacy of strong performance and growth to deliver meaningful value to our constituents.”

About MAA

MAA, an S&P 500 company, is a self-administered real estate investment trust (REIT) focused on delivering strong, full-cycle investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. For further details, please refer to www.maac.com or contact Investor Relations at investor.relations@maac.com.